Exhibit 10.15

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

This Agreement (“CRADA”) is based on the model Cooperative Research and Development Agreement (“Model CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by

The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK)

an Institute or Center (hereinafter referred to as the “IC”) of the

National Institutes of Health (NIH)

and

Lumena Pharmaceuticals, Inc.,

hereinafter referred to as the “Collaborator”,

having offices at 2520 Meridian Parkway, Suite 400, Durham, NC 27713

created and operating under the laws of Delaware.

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COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Article 1.	Introduction

This CRADA between IC and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page. The official contacts for the Parties are identified on the Contacts Information Page. Publicly available information regarding this CRADA appears on the Summary Page. The research and development activities that will be undertaken by IC, IC’s Grantees and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B.

Article 2.	Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject to whom the Test Article is administered, as defined under 21 CFR § 312.32. An AE does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. See FDA Good Clinical Practice Guideline (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

“Annual Report” means the report of progress of an IND-associated investigation that the Sponsor must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R. § 312.33).

“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying

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Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Clinical Research Site(s)” means the site(s) at which the Protocol(s) described in the Research Plan will be performed.

“Clinical Trial” means the clinical trial described in the Research Plan.

“Collaborator Agreement” means a written agreement between the and a Grantee. In the event there is a conflict between the terms of this CRADA and the Collaborator Agreement, the terms of the CRADA will control.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and which are provided to IC or IC’s grantees for use in the Clinical Trial.

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that Confidential Information does not include:

(a)	information that is publicly known or that is available from public sources;
(b)	information that has been made available by its owner to others without a confidentiality obligation;
(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or
(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

“Cooperative Agreement” means a Funding Agreement under the NIH Grant mechanism whereby the Federal funding agency intends to be substantially involved in carrying out the research program and provides substantial scientific input.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means information developed by or on behalf of the Parties (including by Grantees) in the performance of the Research Plan, excluding Raw Data and Source Data. CRADA Data includes both analyzed and unanalyzed Summary Data.

“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

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“CRADA Collaborator Principal Investigator(s)” or “CRADA Collaborator PI(s)” means the person(s) who will be responsible for the scientific and technical conduct of the Research Plan on behalf of the Collaborator.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

“Data Coordination Center” or “DCC” means the University of Michigan.

“Drug Master File” or “DMF” as described in 21 C.F.R. Part 314.420, is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“Funding Agreement” means a contract, grant or Cooperative Agreement entered into between a Federal agency and another party for the performance of the experimental, developmental or research work funded in whole or in part by the Federal Government.

“Government” means the Government of the United States of America.

“Grantees” mean the Clinical Investigators, the Clinical Research Sites, the Data Coordination Center, and any other grantees of IC, that are funded by the NIDDK under a Cooperative Agreement and will perform activities under the Research Plan of this CRADA.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)	data through intervention or interaction with the individual; or
(b)	Identifiable Private Information.

“IND” means an “Investigational New Drug Application,” filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46,

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21 C.F.R. Part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

“NIH CRADA Extramural Investigator/Officer(s)” means the NIDDK or other NIH employee who is responsible for the conduct and/or management of the CRADA on behalf of the NIH IC.

“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any issued United States patent, any international counterpart(s) and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.

“Study Oversight Committee” means the study committee for this Clinical Trial that is responsible for the implementation, management, and oversight of this Clinical Trial. The Protocol Committee is composed of [...***...].

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“Raw Data” means all data collected from or generated under the Clinical Trial, including data from the case report forms (CRFs) from the Clinical Trial and all datasets derived from such data, in each case with IPI removed.

“Research Plan” means the statement in Appendix A of the respective research and development contributions and commitments of the Parties. The Research Plan should describe provisions for sponsoring the IND, clinical and safety monitoring and data management.

“Source Data” means the primary quantitative and empirical data first collected by the Clinical Research Site from the Clinical Trial, including, without limitation, any documentation on the Human Subject’s medical history that supports the Raw Data on the CRF. Source Data will include IPI.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in this CRADA.

“Summary Data” means any extract or summary of the Raw Data, generated either by or, on behalf of, IC (including by Grantees) or by, or on behalf of, Collaborator.

“Test Article” means, in accordance with 21 C.F.R. § 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, Study Drug or Study Product. The Test Article under this CRADA is defined as Collaborator’s proprietary compound, LUM001, and placebo.

“Unauthorized Use” means any unauthorized modifications to the Test Article or the conduct of any unauthorized research using the Test Article or specimens or data collected as part of the Research Plan.

Article 3.	Cooperative Research and Development

3.1

Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page, as well as IC’s Grantees as described in the Research Plan. However, IC’s Grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by IC’s Grantees. IC will ensure that prior to a Clinical

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Research Site or any other Grantee (other than the DCC) commencing activities in connection with this CRADA, such Clinical Research Site or other Grantee has executed the Collaborator Agreement with Collaborator. IC will also ensure that prior to the DCC commencing activities in connection with this CRADA, the DCC has executed an agreement with the Collaborator mutually agreeable to IC, the DCC and the Collaborator (“DCC Agreement”). The NIH CRADA Extramural Investigator/Officer(s), CRADA Collaborator PI(s), and the Data Coordination Center will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. IC will ensure that Clinical Research Sites are required to provide all Raw Data and Summary Data to the CRADA Collaborator upon Collaborator’s request to comply with regulatory reporting requirements (or as otherwise agreed in a Collaborator Agreement), and in any event at the completion of the Clinical Trial.

3.2	Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3	Use and Disposition of Collaborator Materials. IC agrees to use Collaborator Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by Collaborator, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by Collaborator.

3.4	Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5	Disclosures to IC. Prior to execution of this CRADA, Collaborator agrees to disclose to IC all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

3.6

Clinical Investigator Responsibilities. The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to all appropriate IRBs, and for ensuring that the IRBs are notified of the role of Collaborator in the research. In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the appropriate IRB(s) before starting the research at each Clinical Research Site. The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the

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Parties. Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA and approved by the appropriate IRBs.

3.7	Investigational Applications.

3.7.1	The Collaborator, as indicated in the Research Plan, will submit an IND and all required documents to the FDA. The Collaborator will comply with all FDA requirements, including obtaining and maintaining all Clinical Investigator registration documents (1572 forms).

3.7.2	Collaborator agrees to provide IC with copies of all ND submissions related to the Clinical Trial at the time of their submission to the FDA. Collaborator further agrees to notify IC of any FDA correspondence related to the Clinical Trial, and agrees to include IC representatives in any meeting with the FDA related to this Clinical Trial.

3.7.3	Any Confidential Information supplied to the IC by Collaborator in support of an IND filed by Collaborator will be protected by IC in accordance with the corresponding confidentiality provisions of Article 8.

3.8	Test Article Information and Supply. Collaborator, through its designee, agrees to provide to IC’s Clinical Research Sites, without charge and on a schedule agreed by both Parties, a sufficient quantity of formulated and acceptably labeled Test Article (and Placebo) to complete the Clinical Trial agreed to and approved under this CRADA. Collaborator, through its designee, will provide a Certificate of Analysis to the Clinical Research Sites for each lot of the Test Article provided.

3.9	Test Article Delivery and Usage. Collaborator, through its designee, will ship the Test Article and Placebo to Clinical Research Sites in containers marked in accordance with 21 C.F.R. § 312.6. IC agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations. In addition, IC agrees, and will ensure that the Clinical Research Sites and Clinical Investigators agree, that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities. Furthermore, IC agrees, and will ensure that the Clinical Research Sites and Clinical Investigators agree, not to engage in any Unauthorized Use of the Test Article and that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator. Pharmacy contacts at the Clinical Research Sites will be determined by IC and communicated to Collaborator.

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3.10	Monitoring and Auditing.

3.10.1	The Collaborator will be primarily responsible for monitoring clinical sites and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan. Monitoring will comply with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)). Collaborator will communicate significant Protocol violations and submit documentation of monitoring outcomes on Protocol insufficiencies to the IC in a timely manner.

3.10.2	Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, and at a frequency acceptable to Collaborator and the applicable Clinical Research Site (or as agreed in the Collaborator Agreement), IC will permit Collaborator or its designee(s) access to Clinical Research Site(s) to monitor the conduct of the research and audit Source Data and Raw Data at Collaborator’s expense, to the extent necessary to verify compliance with FDA Good Clinical Practice and the Protocol(s).

3.11	FDA Meetings/Communications. All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and IC in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. The Sponsor will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

3.12	Steering Committee. The Steering Committee is comprised of representatives from each of the participating ChilDREN clinical research sites, the ChilDREN DCC, the NIDDK Division of Digestive Diseases and Nutrition (DDN). Members of the Steering Committee will continue to remain employed by their respective employers under their respective terms of employment. The Steering Committee is responsible for reviewing all clinical studies conducted by the ChilDREN’s network.

The Study Oversight Committee will be responsible for overseeing the conduct of the Clinical Trial described in the Research Plan, and will meet on a regular basis in person or via teleconference with at least four in-person meetings per calendar year until completion or earlier termination of the Clinical Trial. The Parties agree to include the Collaborator’s representatives on the ChilDREN Steering Committee during times that the agenda is discussing the protocol.

Article 4.	Reports

4.1	Interim Research and Development Reports. The NIH CRADA Extramural

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Investigator/Officer(s) (on behalf of IC and the Grantees) and CRADA Collaborator PI(s) will exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available. In addition, any analysis of Raw Data will be made available to the Collaborator within 24 hours of availability from the Data Coordination Center.

4.2	Final Research and Development Reports. The Parties will exchange final clinical study reports promptly (but no later than [.***.]) following data lock for the clinical study under this CRADA. These reports will set forth the technical progress made; any publications proposed to be made on results arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3	Fiscal Reports. Upon the request of Collaborator, IC will submit to Collaborator a statement of all costs incurred by IC and its Grantees for the CRADA. If the CRADA has been terminated, IC will specify any costs incurred before the date of termination for which IC has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4	Safety Reports. In accordance with FDA requirements, the Sponsor will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations. In the conduct of research under this CRADA, the Parties will comply with specific IC guidelines and policies for reporting AEs and SAEs, as well as procedures specified in the Protocol(s). The Collaborator will provide the IC with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.5	Annual Reports. The Collaborator will provide the IC with a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8.

Article 5.	Staffing, Financial, and Materials Obligations

5.1	IC and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits IC from providing funds to Collaborator for any research and development activities under this CRADA.

5.2	IC Staffing. No IC employees will devote 100% of their effort or time to the research and development activities under this CRADA. IC will not use funds provided by

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Collaborator under this CRADA for IC personnel to pay the salary of any permanent IC employee. Although personnel hired by IC using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3	Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund IC under this CRADA. If Collaborator has agreed to provide funds to IC then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, IC will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. IC will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a fiscal report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the final research report described in Paragraph 4.2.

Article 6.	Intellectual Property

6.1	Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly. A Grantee’s rights in data it generates will not be affected by this CRADA and will be governed by the Collaborator Agreement or in the case of the DCC, by the DCC Agreement.

6.2	Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3

Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and

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will notify PHS of its decision within [...***...] of an Invention being reported or at least [...***...] before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. The Parties may consult with each other regarding the prosecution of Patent Applications directed to CRADA Subject Inventions made solely by IC employees and will consult with each other regarding the prosecution of Patent Applications directed to CRADA Subject Inventions made jointly by IC employees and employees or contractors of Collaborator. IC agrees to provide Collaborator with copies of any Patent Applications filed related to IC sole CRADA Subject Invention using Collaborator’s Test Article. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the NIDDK of the NIH, an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4	Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

6.5	Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within [...***...] of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

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Article 7.	Licensing

7.1	Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2	Collaborator’s License Option to CRADA Subject Inventions.

(a)	With respect to Government rights to any CRADA Subject Invention made solely by an IC employee(s) or made jointly by an IC employee(s) and a Collaborator employee(s) or Collaborator contractor for which a Patent Application was filed, PHS hereby grants to Collaborator (i) for CRADA Subject Inventions that claim the method of use of the Test Article, an option to elect a royalty-free, paid-up (except for patent prosecution and maintenance fees for Patent Applications and Patents claiming such CRADA Subject Inventions), worldwide, exclusive license for research, development and commercialization purposes with the right to sublicense to affiliates, or to contractors or collaborators working for the benefit of Collaborator; and (ii) for CRADA Subject Inventions other than those covered by subparagraph (i) above, (A) an option to elect a paid-up, non-exclusive, non-transferable, royalty-free, worldwide license for research and development purposes; and (B) an exclusive option to elect an exclusive or nonexclusive commercialization license. The licenses elected under 7.2(a) will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of any license elected under 7.2(a) will not exceed the scope of the Research Plan.

(b)	Under the licenses granted pursuant to Section 7.2(a), Collaborator will have the right (a) to disclose CRADA Subject Inventions to a regulatory authority when seeking marketing authorization of the Investigational Agent, and (b) disclose CRADA Subject Inventions on a product insert or other promotional material regarding the Test Article after having obtained marketing authorization from a regulatory authority.

(c)

In addition, for Inventions made by IC employees(s) which are or may be patentable or otherwise protectable, and arise from Unauthorized Use: PHS agrees to grant to Collaborator an option to a royalty-free, paid-up (except for all out of pocket Patent prosecution and maintenance costs for Patent Applications and Patents claiming such inventions, which will be pro-rated and divided equally among all licensees if a non-exclusive license is elected) exclusive or non-exclusive commercial license, with the right to sublicense, to Collaborator’s Affiliates, contractors working on Collaborator’s

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behalf and collaborators working with Collaborator, to Unauthorized Inventions. NIH will retain a non-exclusive, sublicensable royalty free license to practice such Inventions for Government purposes.

7.3	Exercise of Collaborator’s License Option. To exercise the option(s) of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the IC Contact for CRADA Notices) within [...***...] after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires [...***...] after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this [...***...] period, the negotiation period will be extended to expire [...***...] after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. If PHS and Collaborator fail to reach agreement within [...***...] (or the additional [...***...] period as described above) on the terms for an exclusive license for a particular Paragraph 7.2 CRADA Subject Invention, then for a period of[...***...] thereafter PHS agrees not to offer to license such CRADA Subject Invention to any third party on materially better terms than those last offered to Collaborator without first offering such terms to Collaborator, in which case Collaborator will have a period of [...***...] in which to accept or reject the offer. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4	Government License in IC Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by IC or jointly by IC and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5	Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

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7.6	Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an IC employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

7.7	Third-Party Rights In IC Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an IC employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

Article 8.	Rights of Access and Publication

8.1	Right of Access to CRADA Data and CRADA Materials. IC and Collaborator agree to regularly exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan. IC will also, upon request from Collaborator, provide Collaborator with all CRADA Data. If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by IC before the termination date of the CRADA.

8.2

Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data, Raw Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. IC may share CRADA Data or CRADA Materials with Grantees it has engaged to conduct the CRADA research and development activities, provided the obligations of this Article 8.2 are simultaneously conveyed. Collaborator may share CRADA Data, Raw Data or CRADA Materials with any contractors, Affiliates, and existing or potential investors, development partners,

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licensees, sublicensees, advisors and agents, provided the obligations of this Article 8.2 are simultaneously conveyed.

8.2.1	CRADA Data.

Collaborator and IC will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party

8.2.2	CRADA Materials.

Collaborator and IC will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts,” December 1999, available at http.//ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3	Confidential Information. Each Party agrees to limit its disclosure of Confidential Information of the other Party to the amount necessary to carry out the Research Plan or exercise its rights granted pursuant to this CRADA, and will place a confidentiality notice on all this information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within [...***...] of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan or the exercise of its rights granted pursuant to this CRADA. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4

Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except (a) as required by a court or administrative body of competent jurisdiction, or federal law or regulation, (b) as permitted under Section 8.3 above and (c) a Party may disclose Confidential Information of the other Party as necessary for the purposes of the Research Plan or the exercise of its licenses and rights granted hereunder, to its affiliates, directors, advisors, contractors and existing and potential collaborators, licensees and sublicensees or to other third parties in

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connection with due diligence activities, provided in each case that such recipients are bound by obligations of confidentiality with respect to such information comparable to those in this CRADA. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5	Human Subject Protection. The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/).

8.6	Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or [...***...] after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have [...***...] to review proposed manuscripts and [...***...] to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to [...***...] as necessary to file a Patent Application.

8.8	Clinical Investigators’ Research and Development Activities. Although this CRADA does not grant to Collaborator any rights to Inventions made or Raw Data generated by, IC’s Grantees, as they are not parties to this CRADA, IC agrees that:

8.8.1	Subject to the other provisions of Article 8 of this CRADA, IC will maintain, to the extent permitted by law, all CRADA Data, and Raw Data in its possession, as Confidential Information, and will make CRADA Data available to Collaborator upon Collaborator’s request, for its own use and for exclusive use in obtaining regulatory approval for the commercial marketing of Test Article and related CRADA Subject Inventions.

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8.8.2	With regard to Collaborator’s Confidential Information, IC will require the Clinical Investigators and other Grantees to agree to confidentiality provisions at least as restrictive as those provided in this CRADA and to Collaborator’s use of data in accordance with Paragraph 8.8.1 for obtaining regulatory approval for marketing Test Article.

8.8.3	The Data Coordination Center will transfer all Raw Data or any other data in the possession of the Clinical Investigators or other Grantees working with Test Article to Collaborator upon Collaborator’s request for regulatory purposes (or as otherwise agreed by the Data Coordination Center and Collaborator), and in any event at the completion or earlier termination of the Clinical Trial. Collaborator will bear any costs associated with Raw Data provided in formats customized for Collaborator.

8.8.4	If Collaborator abandons development or commercialization of Investigational Agent other than for safety concerns without the transfer of its development efforts to another party within [...***...] of discontinuation, IC has the right to make CRADA Data available to a third party.

Article 9.	Representations and Warranties

9.1	Representations of IC. IC hereby represents to Collaborator that:

9.1.1	IC has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that IC’s official signing this CRADA has authority to do so.

9.1.2	To the best of its knowledge and belief, neither IC nor any of its personnel involved in this CRADA or any Grantee is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should IC or any of its personnel involved in this CRADA or any Grantee be debarred or suspended during the term of this CRADA, IC will notify Collaborator within [...***...] of receipt of awareness.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to IC that:

9.2.1	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2

Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its

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personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify IC within [...***...] of receipt of awareness.

9.2.3	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator will be financially able to satisfy these obligations in a timely manner.

9.2.4	The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211, and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10.	Expiration and Termination

10.1	Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. IC and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3	Unilateral Termination. Either IC or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. IC may, at its option, retain funds transferred to IC before unilateral termination by Collaborator for use in completing the Research Plan. If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply enough Test Article (and Placebo, if applicable) to complete these Protocol(s) unless termination is for safety concerns.

10.4	Funding for IC Personnel. If Collaborator has agreed to provide funding for IC personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to IC for a period of [...***...] after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5	New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that IC will have the authority to retain and expend any funds for up to [...***...] subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

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10.6	Collaborator Failure to Continue Development. If Collaborator suspends all development of the Test Article other than for reasons relating to safety, without the transfer of its active development efforts, assets, and obligations to a third party within one hundred and eighty (180) days of discontinuation, Collaborator agrees that IC may continue developing the Test Article. In that event, the following will apply: Collaborator agrees to transfer to IC all information necessary to enable IC to contract for the manufacture of the Test Article or arrange for an independent contractor to manufacture and provide Test Article to IC for the earlier of two years or until completion of ongoing mutually agreed to Protocols, and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to IC.

Article 11.	Disputes

11.1	Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s) will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within [...***...] after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12.	Liability

12.1	NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2

Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by IC employees under this CRADA, unless due to the negligence or willful misconduct of IC, its employees, or agents. The Government has no statutory authority to indemnify

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Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that IC, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

12.3	Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.	Miscellaneous

13.1	Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2	Compliance with Law. IC and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). IC and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from IC is properly licensed to receive the “select agent or toxin.”

13.3	Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

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13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6	Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s). Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

13.8	Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9	Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations. Collaborator may engage contractors or consultants to perform any portion of the Research Plan activities, provided that any such contract is consistent with the terms of this CRADA.

13.10

Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon

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the work under this CRADA to the other Party for review and comment at least five (5) business days before publication. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12	Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by IC, or IC Materials, or IC’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement. Specifically, the mutual Confidential Disclosure Agreement executed by the Parties on January 12, 2012 (Ref. No. DK-12-008) is hereby superseded and succeeded by the terms of this CRADA. The confidential data exchanged between the Parties under that agreement shall be governed by the terms of this CRADA as if they had been exchanged after execution of this CRADA, and not under the terms of the prior agreement.

13.14	Survivability. The provisions of Paragraphs 3.3, 3.4, 3.9, 4.2, 4.3, 4.5, 5.3, 5.4, 6.1-8.8, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.5, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

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FOR IC:

/s/ Griffin Rodgers	01/13/2013
Signature	Date

Type Name:
Title:

FOR COLLABORATOR:

/s/ Mike Grey	January 3, 2013
Signature	Date

Type Name: Mike Grey
Title: President & CEO
Lumena Pharmaceuticals

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Page 24 of 33	Confidential

CONTACTS INFORMATION PAGE

CRADA Notices

For IC:	For Collaborator:

Director	Mike Grey
Technology Transfer & Development	President and CEO
NIDDK, NIH, HHS	Lumena Pharmaceuticals, Inc.
12 South Drive, Room 3011	2520 Meridian Parkway, Suite 400
Bethesda, MD 20892-5632	Durham, NC 27713
T: (301) 451-3636	T: [...***...]
MTA@niddk.nih.gov	mgrey@lumenapharma.com

Patenting and Licensing

For IC:	For Collaborator (if separate from above):

Division Director, Division of Technology
NIH Office of Technology Transfer
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804
Tel: 301-496-7057
Fax: 301-402-0220

Delivery of Materials Identified In Appendix B (if any)

For IC:
ChiLDREN Network Clinical Research Sites

IC Project Officer for Clinical Investigators

Name:	Averell Sherker, MD FRCP(C)
Branch:	NIDDK Division of Digestive and Liver Diseases
Address:	6707 Democracy Blvd., Room 659
Bethesda, MD 20892-5450
Telephone:	[...***...]
FAX: (301) 480-8300
Email: averell.sherker@nih.gov

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Page 25 of 33	Confidential

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,

RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA: The evaluation of the Intestinal Bile Acid Transport (ASBT) Inhibitor LUM001 in the management of Progressive Familial Intrahepatic Cholestasis 1 (BYLER) Disease and Alagille Syndrome Associated Pruritus (“ITCH Study”)

PHS [IC] Component:	NIDDK

IC CRADA Extramural Investigator/Officer:	Averell H. Sherker, MD, FRCP(C)

Collaborator:	Lumena Pharmaceuticals, Inc.

Collaborator CRADA Officer:	Mike Grey

Term of CRADA:	(5) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) of the National Institutes of Health (NIH) will be collaborating with Lumena Pharmaceuticals, Inc. (“Lumena”) to conduct a pediatric clinical trial, evaluating Lumena’s proprietary intestinal bile acid transport (ASBT) inhibitor (“LUM001”) in the management of Progressive Familial Intrahepatic Cholestasis 1 (BYLER) Disease and Alagille Syndrome Associated Pruritus, also referred to as the “ITCH Study.”

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Page 26 of 33	Confidential

APPENDIX A

RESEARCH PLAN

TITLE OF CRADA:

The evaluation of the Intestinal Bile Acid Transport (ASBT) Inhibitor LUM001 in the

management of Progressive Familial Intrahepatic Cholestasis 1 (BYLER) Disease and

Alagille Syndrome Associated Pruritus (“ITCH Study”)

NIH EXTRAMURAL INVESTIGATOR/OFFICER:

Averell H. Sherker, MD, FRCP(C)

Scientific Advisor for Viral Hepatitis and Liver Diseases

National Institute of Diabetes and Digestive and Kidney Diseases

COLLABORATOR OFFICER:

Mike Grey

President & Chief Executive Officer

Lumena Pharmaceuticals, Inc.

TERM OF CRADA: Five (5) years from date of last execution

1.	Goals of this CRADA

The principal goal of this CRADA is to facilitate collaborative research evaluating Lumena’s (hereafter “Collaborator”) proprietary compound, LUM001, as an intestinal bile acid transport inhibitor (ASBTi) in the management of Progressive Familial Intrahepatic Cholestatis 1 (also known as “Byler’s Disease”) and Alagille Syndrome. In these investigations ALGS will serve as a model disease of a more generalized type of cholestasis.

2.	Background

LUM001 is an inhibitor of the ileal bile acid transporter/apical bile acid transporter (IBAT/ASBT/SLC10A2), initially developed as a lipid lowering agent (SD-5613). At this time, further development for this indication is not planned. By virtue of its ability to inhibit bile acid absorption, however, LUM001 is now being developed by Lumena Pharmaceuticals as a

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potential therapeutic agent for signs and symptoms of cholestatic liver disease. Information regarding LUM001 and its initial disease targets is summarized below.

Excess and/or abnormal distribution of bile acids are known to be the root cause of many liver diseases. IBAT/ASBT expression is under negative feedback regulation by bile acids, thus in the setting of cholestasis IBAT/ASBT is maladaptively upregulated (Neimark E C. F., 2004) (Hofman, 2003). As such inhibiting the reuptake of bile acids may represent an ideal treatment for cholestatic disease in general and more specifically for ALGS and FIC1 disease (Neimark E S. B., 2003).

Progressive Familial Intrahepatic Cholestasis (PFIC)

Progressive familial intrahepatic cholestasis (PFIC), formerly known as “Byler’s Disease,” is a genetic, autosomal recessive disorder of childhood that disrupts bile formation and causes poor bile flow and buildup of substances in the liver (e.g. cholestasis), resulting in liver cirrhosis usually within the first decade of life. PFIC affects between an estimated 1/50,000 to 1/100,000 children at birth. While three types of PFIC have been identified (e.g. PFICI , PFIC2 and PFIC3) and are each related to mutations in hepatocellular transport system genes involved in bile formation, the collaborative research under the auspices of this CRADA will evaluate Collaborator’s proprietary compound for the treatment of PFIC 1. PFIC1 usually appears in the first months of life with symptoms that include pruritus (itching), jaundice, short stature, sensorineural deafness, pancreatitis, watery diarrhea, and elevated sweat electrolyte concentration and liver steatosis. Patients with PFIC usually develop fibrosis and end-stage liver disease before adulthood. Diagnosis is based on clinical manifestations, liver ultrasonography, cholangiography and liver histology, as well as on specific tests for excluding other causes of childhood cholestasis.

Current therapies for PFIC include biliary diversion to relieve pruritus and slow disease progression or liver transplantation. Because both treatment options require surgical interventions that carry greater risk, a potential pharmacological treatment that can serve as an alternative to slow disease progression such as LUM001 offers many benefits.

Alagille Syndrome

Alagille syndrome (AGS) is variably characterized by chronic cholestasis, peripheral pulmonary artery stenosis, vertebrae segmentation anomalies, characteristic facies, posterior embryotoxon/anterior segment abnormalities, pigmentary retinopathy, and dysplastic kidneys. The prevalence is approximately 1/70,000 in the US and EU. Alagille Syndrome diagnosis is based on the clinical picture and liver biopsy revealing chronic cholestasis and paucity of interlobular bile ducts. Imaging (abdominal ultrasonography, cholangiography) helps to identify biliary anatomy. Differential diagnoses include biliary atresia, congenital hepatic fibrosis, cystic fibrosis, neonatal jaundice, polycystic kidney disease, progressive familial intrahepatic cholestasis, and tyrosinemia.

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Treatment is non-specific and includes high-carbohydrates and high-medium chain triglyceride diets and vitamin supplementation. Pruritus may be reduced by cholestyramine or rifampin. Liver transplantation may be necessary for patients with refractory disease. Cardiac or vascular procedures may be required for significant symptomatic lesions. The prognosis is usually favorable, but complications such as cirrhosis, variceal hemorrhage, refractory ascites, and spontaneous bacterial peritonitis may occur. Though the disease usually stabilizes between ages 4 and 10 years, LUM001 may potentially offer an alternative to the side effects experienced from the currently available treatments in the relief of the debilitating pruritus that can accompany Alagille Syndrome. When hepatic failure and/or cardiac lesions are present, mortality risk is increased.

3.	Description of the Research Plan

This CRADA covers a pediatric clinical trial evaluating Collaborator’s proprietary compound, LUM001 for treatment in children with PFIC 1 and Alagille Syndrome, entitled, “The evaluation of the Intestinal Bile Acid Transport (IBAT) Inhibitor LUM001 in the Reduction of Serum Bile Acids and the Management of Pruritus in Alagille Syndrome and Familial Intrahepatic Cholestasis 1 (FIC1/BYLER): ITCH Study. The Collaborator will submit an IND to the FDA covering the Protocol described above. This Research Plan is based on the Protocol; the CRADA will incorporate the latest version of the Protocol and the CRADA research will follow the current version of the IRB approved Protocol, including any subsequent amendments.

Study Objectives

The primary objective of the study is to assess the safety and tolerability of LUM001 in pediatric patients who suffer from PFIC1 disease or Alagille Syndrome.

The secondary objective of the study is to assess the effect of LUM001 as measured by changes in pruritus scores, and serum bile acids.

Study Design

This Phase 1 clinical trial will be a double-blind, placebo controlled study. Subjects will be randomized at Day 0 to receive either LUM001 or placebo. The dose for each subject will be increased incrementally weekly over a 4-week period to acclimate the subject to drug.

Subjects will thereafter remain on dose 4 for the remainder of the stable dosing period. Dosing with LUM001 will be stopped after Week 13 and subjects will be followed for up to an additional 4 weeks.

Subject safety will be evaluated through physical examinations, clinical laboratory tests, and evaluation of AEs. Efficacy will be determined by liver biochemical tests, serum and urine bile acid levels, serum 7α-hydroxy-4-cholesten-3-one (7αC4) levels, subject/caregiver pruritus severity scores and quality of life/fatigue assessments.

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Subjects may be withdrawn from the study if they experience a serious or intolerable AE, develop a clinically significant laboratory abnormality, require a medication or treatment that is prohibited by the protocol, do not follow guidelines specified in the protocol; are lost to follow-up or do not continue to meet entry criteria.

4.	Respective Contributions of the Parties

The NIDDK/ChilDREN will:

•	[...***...]

Collaborator will:

•	[...***...]

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5.	Description of Other Agreements and Intellectual Property of the Parties

CRADAs: None.

MTAs: None.

CDAs: The mutual CDA (DK-12-008) executed between NIDDK and Collaborator on January 12, 2012 (the “Prior CDA”) is superseded by this CRADA.

Patents:

[...***...]

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APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS

OF THE PARTIES

Staffing Contributions:

IC will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. IC’s scientific staff will include IC’s CRADA Extramural Investigator/Officer and technical staff.

IC estimates that         .10         person-years of effort per year will be required to complete the CRADA research. (RECOMMENDED)

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator and technical staff.

Collaborator estimates that         .10         person-years of effort per year will be required to complete the CRADA research. (RECOMMENDED)

Funding Contributions:

Collaborator agrees to provide funds in the amount of $ 1,542,823.74 to conduct the Research Plan under the scope of this CRADA, in accordance with the schedule below. The funds will be used by the IC to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses. Collaborator will provide funds in installments according to the following payment schedule:

•	1. […***…]
•	2. […***…]
•	3. […***…]
•	4. […***…]
•	5. […***…]
•	6. […***…]

Collaborator agrees that IC can allocate the funding between the various categories in support of the CRADA research as IC sees fit.

CRADA PAYMENTS:

Collaborator will make checks payable to the NIDDK, will reference the CRADA number and title on each check, and will send them via trackable mail or courier to:

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[...***...]

CRADA Travel Payments:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by IC and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Collaborator.

Materials/Equipment Contributions:

IC will provide the following IC Materials for use under this CRADA: None will Collaborator will provide the Test Article for performance of the Research Plan under this CRADA.

Collaborator will provide the following Collaborator Materials and/or capital equipment for use under this CRADA:

Collaborator Materials: Kits

Capital Equipment: None

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